Exhibit 23.2
CONSENT OF PREFERRED INSURANCE CAPITAL CONSULTANTS, LLC
Preferred Insurance Capital Consultants, LLC

55 NE 5th Avenue, Suite 502	2130 Golden Eagle Drive, W.
Boca Raton, FL 33432	Tallahassee, FL 32312
Telephone: (561) 241-9974	Telephone: (850) 893-1903
Facsimile: (561) 241-9984	Facsimile: (850) 893-1948
October 30, 2007

Re:	CONSENT OF INDEPENDENT ACTUARIAL CONSULTING FIRM

As an independent insurance management and actuarial consulting firm, Preferred Insurance Capital Consultants, LLC(PICC) hereby consents to the use of our name in this Post-Effective Amendment No. 1 to Form S-1 filed by Global Employment Holdings, Inc.
Yours truly,
Anthony J. Grippa, FCAS, MAAA, FCA
ajg/lf